EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of July 8, 2017 by and between Mega Bridge, Inc. (to be known as HypGen, Inc.), a Nevada corporation (the “Company”) and McCoy Moretz (the “Employee”).

A.                The Company desires to enter into this Agreement to retain the services of the Employee, and the Employee desires to provide services to the Company.

B.                 The Employee is willing to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.                  Positions and Duties.

1.1              Title. The Employee shall be employed by the Company as its Chief Executive Officer, Chief Financial Officer, Chief Medical Officer, and Chairman of the Board (the “Board”), and the Company agrees to employ and retain the Employee in such capacity. The Employee shall report to, and serve at the pleasure of, the Company’s Board of Directors.

1.2              Duties. Employee shall devote such business time, energy, and skill to the affairs of the Company to perform the duties as requested by the Company hereunder.

1.3              Term of Employment. The term of Employee's employment pursuant to this Agreement commenced on July 8, 2017 (the “Effective Date”), and shall expire on June 30, 2019, unless renewed or extended by the agreement of the parties hereto, or terminated earlier as provided herein.

2.	Terms of Employment.

2.1              Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)               “Accrued Compensation” shall mean any accrued Total Compensation, any benefits under any plan of the Company in which the Employee is a participant to the full extent of Employee’s rights under such plans, any accrued vacation pay, and any appropriate business expenses incurred by the Employee in connection with the performance of Employee’s duties hereunder, all to the extent unpaid on the date of termination.

(b)               “Base Compensation” shall have the meaning set forth in Sections 3.1 and 3.2 hereof.

(c)               “Death Termination” shall mean termination of the Employee’s employment because of the death of the Employee.

(d)               “Disability Termination” means termination by the Company of the Employee’s employment by reason of the Employee’s incapacitation due to disability. The Employee shall be deemed to be incapacitated due to disability if at the end of any month the Employee is unable to perform substantially all of his or her duties under this Agreement in the normal and regular manner due to illness, injury or mental or physical incapacity, and has been unable so to perform for either (i) three consecutive full calendar months then ending, or (ii) 90 or more of the normal working days during the 12 consecutive full calendar months then ending. Nothing in this paragraph shall alter the Company’s obligations under applicable law, which may, in certain circumstances, result in the suspension or alteration of the foregoing time periods.

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(e)               “Termination For Cause” means termination by the Company of the Employee’s employment by reason of the Employee’s (i) dishonesty or fraud, (ii) gross negligence in the performance of his or her duties hereunder, (iii) material breach of this Agreement, (iv) intentional engagement in acts seriously detrimental to the Company’s operations, (v) conviction of a felony involving moral turpitude, or (vi) failure to comply with any lawful orders or directions of the Board that are not incompatible with his position with the Company or manifestly unreasonable or unethical, provided that the Board delivers to Employee a written notification specifying in sufficient detail such order or direction and the Employee has thirty (30) days within which to comply with such order or direction (or such reasonably shorter period of time if such ordered or directed task by its nature requires completion in less than thirty

(30) days)).

(f)                “Termination Other Than For Cause” means termination by the Company of the Employee’s employment for any reason other than as specified in Sections 2.1(c), (d), (e) or (h) hereof.

(g)               “Total Compensation” shall mean the Employee’s Base Salary (as defined in Section 3.1).

(h)               “Voluntary Termination” means termination of the Employee’s employment by the voluntary action of the Employee other than by reason of a Disability Termination or a Death Termination.

2.2              Termination For Cause. The Company shall have the right to effect a Termination For Cause as provide in Section 2.1(f). Upon Termination For Cause, the Company shall pay the Employee Accrued Compensation, if any.

2.3              Termination Other Than For Cause. The Company shall have the right to effect a Termination Other Than For Cause upon thirty (30) days prior notice to the Employee. In the event of a Termination Other Than For Cause before the expiration of the Employment Agreement, the Company shall pay the Employee all Accrued Compensation, if any.

2.4              Disability Termination. The Company shall have the right to effect a Disability Termination by giving written notice thereof to the Employee. Upon Disability Termination, the Company shall pay the Employee all Accrued Compensation, if any.

2.5              Death Termination. In the event of the Employee’s death during the term of this Agreement, the Employee’s employment shall be deemed to have terminated as of the last day of the month during which his or her death occurs, and the Company shall promptly pay to the Employee’s estate Accrued Compensation, if any.

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3.	Compensation and Benefits.

3.1              Base Salary. As payment for the services to be rendered by the Employee as provided in Section 1 and subject to the provisions of Section 2 of this Agreement, the Company shall pay the Employee a “Base Salary” of $240,000.00 per year; provided, however, until such time as Employee receives written confirmation from the Board that his employment shall be full-time, Employee shall be paid $115.38 an hour (based on an annual salary of

$240,000.00 and 2,080 hours per year) for each hour of work performed for the Company as requested by the Board. All compensation paid to the Employee hereunder shall be payable on the Company’s normal payroll schedule.

3.2              Equity: Upon the commencement of his engagement with the Company, the EMPLOYEE shall be granted either in its individual name or the EMPLOYEE’s designated entity, trust and/or holding company shares of the Company that will equal 8,000,000, shares of the Company’s common stock. At all times during the term of this Agreement prior to the $5M Financing Date, except with respect to the Excepted Issuances (as defined below), if the Company issues any shares of Company common stock, the EMPLOYEE shall be granted additional shares of the Company’s common stock in an amount equal to 6% of the amount of the shares of Company common stock issued by the Company. These additional shares shall be issued prior to end of each quarter. In addition, upon the Company’s successful completion of a capital raise of or exceeding 5 million U.S. dollars ($5,000,000) (the “$5M Financing Date”), then the EMPLOYEE shall no longer be entitled to receive additional shares of the Company. The EMPLOYEE shall not receive any additional shares of the Company’s common stock in the event of the Company’s issuance of the following securities (the “Excepted Issuances”): (i) shares of Company common stock in connection with a debt or equity financing; (ii) shares of common stock reserved under the Company’s equity incentive/stock option plan; (iii) the shares, warrants and shares to be issued upon exercise of the warrants and conversion of the convertible notes described in the Assignment Agreement dated June 28, 2017 between the Company and Richard L. Chang’s Holdings, LLC. Upon the written or oral request of Employee, the Company shall within twenty-four (24) hours confirm orally and in writing to the Employee the number of shares of Common Stock then outstanding.

In addition, the EMPLOYEE shall be issued a warrant to acquire 10,000,000 shares of the Company at an exercise price of $0.25. The warrants shall have a five-year term and anti- dilution protection. The Employee has agreed that they may not sell the Shares prior to January 5, 2018, or sell any shares resulting from the exercise the Warrants prior to January 5, 2018.

3.2	Fringe Benefits.

(a)               Fringe Benefits. The Employee shall not be eligible to participate in any of the Company’s benefit plans.

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(b)               Expense Reimbursement. The Company agrees to reimburse the Employee for all reasonable, ordinary and necessary travel and entertainment expenses incurred by the Employee in conjunction with Employee’s services to the Company consistent with the Company’s standard reimbursement policies. The Company shall pay travel costs incurred by the Employee in conjunction with his or her services to the Company consistent with the Company’s standard travel policy.

(c)               Vacation. The Employee shall be entitled, without loss of compensation, to two (2) weeks of vacation per year. Unused vacation may be accrued by the Employee up to a maximum of four (4) weeks, when it will cease accruing until the Employee reduces the accrued, unused amount through use of vacation time.

3.3	Code Section 409A; Employee Taxes.

(a)               To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code (together with Department of Treasury regulations and other official guidance issued thereunder, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A, the Company shall consult with Employee and, subject to the written consent of Employee, adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) preserve the intended tax treatment of the compensation and benefits payable hereunder, to preserve the economic benefits of such compensation and benefits, and/or to avoid less favorable accounting or tax consequences for the Company and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 3.3(a) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify Employee for any failure to do so.

(b)               Notwithstanding anything herein to the contrary, Employee acknowledges and agrees that in the event that any tax is imposed under Section 409A in respect to any compensation or benefits payable to Employee, whether under this Agreement or otherwise, then

(i) the payment of such tax shall be solely Employee’s responsibility, and (ii) neither the Company, or their subsidiaries or affiliates, nor any of their respective past or present directors, officers, employees or agents shall have any liability for any such tax.

(c)               Employee shall be solely responsible for the payment of all state and federal income tax related to his compensation under this Agreement and the Plan award documents for the stock options.

4.	Proprietary Information.

The Employee shall as of the Effective Date or promptly thereafter execute and deliver to the Company the Company Employee Confidential Information and Inventions Agreement.

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5.	Miscellaneous.

5.1              Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

5.2              Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the addresses of the Company and the Employee contained in the records of the Company at the time of such notice. Any party may Change such party’s address for notices by notice duly given pursuant to this Section 5.2.

5.3              Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

5.4              Survival of Obligations. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate or successor of the Company) or by the Employee without the prior written consent of the other party.

5.5              Counterparts. This Agreement may be executed in one or more counterparts and delivered by facsimile or PDF/electronic transmission, all of which taken together shall constitute one and the same Agreement.

5.6              Withholding. All sums payable to the Employee hereunder shall be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

5.7              Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

5.8              Entire Agreement; Modifications. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by each of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth in the first paragraph.

MEGA BRIDGE, INC. (to be known as

HYPGEN, INC.)

By: /s/ Richard Chang

Richard Chang

EMPLOYEE

/s/ McCoy Moretz

McCoy Moretz

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